                                                                     EXHIBIT 2.1
                                                                [EXECUTION COPY]




================================================================================


                          SECURITIES PURCHASE AGREEMENT

                                      AMONG

                               REPUBLIC GROUP LLC,

                       CENTEX CONSTRUCTION PRODUCTS, INC.

                                       AND

                          REPUBLIC HOLDING CORPORATION


                          Dated as of November 10, 2000

================================================================================

                                TABLE OF CONTENTS

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                                                                                                                              Page
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ARTICLE I         PREACQUISITION TRANSACTIONS...................................................................................2
         SECTION 1.1.               Reorganization of Republic Group Companies..................................................2
         SECTION 1.2.               Contribution and Sale of Certain Assets.....................................................3
         SECTION 1.3.               Further Assurances..........................................................................3

ARTICLE II        PURCHASE AND SALE OF SECURITIES...............................................................................3
         SECTION 2.1.               Purchase and Sale of Securities.............................................................3
         SECTION 2.2.               Assignment and Admission....................................................................4
         SECTION 2.3.               Purchase Price..............................................................................4
         SECTION 2.4.               Security for Certain Obligations............................................................4
         SECTION 2.5.               Further Assurances..........................................................................4

ARTICLE III       THE CLOSING...................................................................................................5
         SECTION 3.1.               Closing.....................................................................................5
         SECTION 3.2.               Deliveries; Certain Actions.................................................................5

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................................7
         SECTION 4.1.               Organization and Qualification..............................................................7
         SECTION 4.2.               Authority and Enforceability................................................................7
         SECTION 4.3.               Absence of Conflicts........................................................................7
         SECTION 4.4.               Governmental Consents and Filings...........................................................8
         SECTION 4.5.               Ownership and Transfer of Securities........................................................8
         SECTION 4.6.               Capitalization..............................................................................9
         SECTION 4.7.               Subsidiaries................................................................................9
         SECTION 4.8.               Financial Statements.......................................................................10
         SECTION 4.9.               Absence of Undisclosed Liabilities.........................................................11
         SECTION 4.10.              Absence of Certain Changes or Events.......................................................11
         SECTION 4.11.              Litigation.................................................................................11
         SECTION 4.12.              Compliance with Laws and Other Requirements................................................12
         SECTION 4.13.              Premier/Republic Merger....................................................................12
         SECTION 4.14.              Senior Subordinated Note Indenture.........................................................12
         SECTION 4.15.              Properties and Assets......................................................................13
         SECTION 4.16.              Environmental Matters......................................................................14
         SECTION 4.17.              Taxes......................................................................................14
         SECTION 4.18.              Employee Benefit Plans.....................................................................15
         SECTION 4.19.              Labor Matters..............................................................................17



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
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         SECTION 4.20.              Intellectual Property Rights...............................................................18
         SECTION 4.21.              Insurance..................................................................................18
         SECTION 4.22.              Brokers' or Finders' Fees..................................................................18

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.............................................................19
         SECTION 5.1.               Organization...............................................................................19
         SECTION 5.2.               Authority and Enforceability...............................................................19
         SECTION 5.3.               Absence of Conflicts.......................................................................19
         SECTION 5.4.               Governmental Consents and Filings..........................................................20
         SECTION 5.5.               Securities Act; Investment Representation..................................................20
         SECTION 5.6.               Financing..................................................................................20
         SECTION 5.7.               Brokers' or Finders' Fees..................................................................20
         SECTION 5.8.               Litigation.................................................................................20

ARTICLE VI        CERTAIN COVENANTS AND AGREEMENTS.............................................................................20
         SECTION 6.1.               Commercially Reasonable Efforts............................................................20
         SECTION 6.2.               Change of Name. From and after.............................................................21
         SECTION 6.3.               Financial Statements, Books and Records....................................................21
         SECTION 6.4.               Employees and Plans........................................................................22
         SECTION 6.5.               Use of Proceeds; Bank Credit Facility......................................................24
         SECTION 6.6.               Certain Tax Proceedings....................................................................24

ARTICLE VII       CONDITIONS TO CLOSING........................................................................................24
         SECTION 7.1.               Conditions to the Obligations of Each of the Parties.......................................24
         SECTION 7.2.               Conditions to the Obligations of the Purchasers............................................25
         SECTION 7.3.               Conditions to the Obligations of the Seller................................................25

ARTICLE VIII      INDEMNIFICATION..............................................................................................26
         SECTION 8.1.               Indemnification by the Seller..............................................................26
         SECTION 8.2.               Indemnification by the Purchasers..........................................................27
         SECTION 8.3.               Third-Party Claims; Procedures.............................................................28
         SECTION 8.4.               Survival of Representations, Warranties or Covenants.......................................29
         SECTION 8.5.               Exclusive Remedy...........................................................................29
         SECTION 8.6.               Disclaimer of Other Warranties.............................................................29
         SECTION 8.7.               Express Negligence Rule....................................................................30
         SECTION 8.8.               Damages....................................................................................30



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
ARTICLE IX        TERMINATION..................................................................................................31
         SECTION 9.1.               Termination................................................................................31
         SECTION 9.2.               Effect of Termination......................................................................31

ARTICLE X         DEFINITIONS..................................................................................................31
         SECTION 10.1.              Definitions................................................................................31

ARTICLE XI        MISCELLANEOUS................................................................................................38
         SECTION 11.1.              Fees and Expenses..........................................................................38
         SECTION 11.2.              Notices....................................................................................38
         SECTION 11.3.              Amendment; Waivers.........................................................................39
         SECTION 11.4.              Entire Agreement...........................................................................39
         SECTION 11.5.              Parties in Interest; Assignment............................................................40
         SECTION 11.6.              Governing Law..............................................................................40
         SECTION 11.7.              Severability...............................................................................40
         SECTION 11.8.              Specific Performance.......................................................................40
         SECTION 11.9.              Public Announcements.......................................................................40
         SECTION 11.10.             Headings...................................................................................41
         SECTION 11.11.             Counterparts...............................................................................41


EXHIBITS

Exhibit A          Form of Assignments
Exhibit B          Form of Accession Agreements
Exhibit C          Form of Trademark Assignment
Exhibit D          Form of Assumption Agreement
Exhibit E          Form of Transition Services Agreement
Exhibit F          Form of Management Agreement
Exhibit G          Form of Guaranties
Exhibit H          Form of Security Documents
Exhibit I          Form of Supplemental Indenture
Exhibit J          Opinion of Andrews & Kurth L.L.P.
Exhibit K          Opinion of Baker Botts L.L.P.

SCHEDULES

Schedule 4.1       Certain Jurisdictions
Schedule 4.3       Certain Conflicts and Consents
Schedule 4.6       Capitalization
Schedule 4.7       Subsidiaries and Investments
Schedule 4.8       Balance Sheet
Schedule 4.9       Certain Liabilities
Schedule 4.10      Certain Changes



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Schedule 4.11      Litigation
Schedule 4.12      Compliance with Laws
Schedule 4.13      Certain Waivers
Schedule 4.15      Properties and Assets
Schedule 4.16      Environmental Matters
Schedule 4.17      Taxes
Schedule 4.18      Employee Benefit Plans
Schedule 4.19      Labor Matters
Schedule 4.20      Intellectual Property Rights
Schedule 4.21      Insurance



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                          SECURITIES PURCHASE AGREEMENT

         This SECURITIES PURCHASE AGREEMENT, entered into as of November 10, 2000, by and among REPUBLIC GROUP LLC, a Delaware limited liability company (formerly Republic Group Incorporated, a Delaware corporation, prior to the conversion of such corporation into a Delaware limited liability company on November 9, 2000) (the "Seller"), CENTEX CONSTRUCTION PRODUCTS, INC. a Delaware corporation ("CXP"), and REPUBLIC HOLDING CORPORATION, a Nevada corporation ("Acquisition Sub" and, together with CXP, the "Purchasers").


                                   WITNESSETH:


         WHEREAS, the Seller is engaged, directly and indirectly through the Target Companies (as hereinafter defined), the Target Subsidiaries (as hereinafter defined) and the other Republic Group Companies (as hereinafter defined), in the business of manufacturing and distributing recycled paperboard and gypsum wallboard and conducting certain related activities;

         WHEREAS, on November 9, 2000, Premier Construction Acquisition Partners, L.P., a Delaware limited partnership ("Premier Partners"), acquired all of the outstanding equity securities of the Seller as a result of (i) the merger (the "Premier/Republic Merger") of a subsidiary of Premier Construction Products, Inc., a Delaware corporation (formerly Premier Construction Products Statutory Trust, a statutory trust organized under the laws of the State of Connecticut) ("Premier"), with and into Republic Group Incorporated, a Delaware corporation and the predecessor of the Seller, in accordance with the terms of an Agreement and Plan of Merger, dated as of August 11, 2000 (the "Premier/Republic Merger Agreement"), among Premier, a subsidiary of Premier and Republic Group Incorporated and (ii) the contribution by Premier of the outstanding equity securities of the Seller to Premier Partners;

         WHEREAS, the Seller and the Republic Group Companies (as hereinafter defined) have consummated the Preacquisition Transactions (as hereinafter defined);

         WHEREAS, as of the date hereof and after giving effect to the Preacquisition Transactions, the Seller owns all of the outstanding limited liability company interests (collectively, the "Securities") in the following limited liability companies (collectively, the "Target Companies"):

         (a) Republic Gypsum Operating LLC, a Delaware limited liability company ("RGCO");


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         (b) Republic Gypsum Holding LLC, a Delaware limited liability company
("RGCH");

         (c) Republic Paperboard Company LLC, a Delaware limited liability company ("RPC"); and

         (d) LaPorte Minerals LLC, a Delaware limited liability company
("LPMC").

         WHEREAS, as of the date hereof and after giving effect to the Preacquisition Transactions, (i) RGCO and RGCH own all of the outstanding limited partnership interests in Republic Gypsum Company LP, a Delaware limited partnership ("RGC"), (ii) RGC owns all of the outstanding limited liability company interests in Hollis & Eastern Railroad Company LLC, a Delaware limited liability company ("H&ERR"), and (iii) RPC owns all of the outstanding limited liability company interests in Republic Fiber Company LLC, a Delaware limited liability company ("RFC"), and Republic Resource Control LLC, a Delaware limited liability company ("RCI" and, together with RGC, H&ERR and RFC, the "Target Subsidiaries");

         WHEREAS, the Purchasers desire to acquire the Securities, and the Seller is willing to sell the Securities to the Purchasers, in each case upon the terms and subject to the conditions set forth herein; and

         WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in Section 10.1;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PREACQUISITION TRANSACTIONS

         SECTION 1.1. Reorganization of Republic Group Companies. Prior to the date hereof, the Seller caused each of the Republic Group Companies to be reincorporated under the laws of the state of Delaware through (i) the incorporation of a new wholly owned Delaware subsidiary of the predecessor of such Republic Group Company and (ii) the merger of the predecessor with and into such new wholly owned subsidiary (collectively, the "Reincorporation Transactions"). In addition, prior to the date hereof, the Seller caused all shares of capital stock of Hollis & Eastern Railroad Company not owned by Republic Gypsum Company to be cancelled and converted into the right to receive a payment in cash through (a) the contribution of all the outstanding



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capital stock of Hollis & Eastern Railroad Company owned by Republic Gypsum
Company to a new wholly owned subsidiary of Republic Gypsum Company and (b) the merger of such subsidiary with and into Hollis & Eastern Railroad Company (collectively, the "H&ERR Merger"). Furthermore, prior to the date hereof and after giving effect to the transactions described above, the Seller caused (1) each of the Republic Group Companies other than Republic Gypsum Company to be converted from a Delaware corporation into a Delaware limited liability company through the filing of a certificate of conversion in accordance with the conversion procedures set forth in Section 266 of the Delaware General Corporation Law and (2) Republic Gypsum Company to be converted into a Delaware limited partnership through the contribution of the outstanding capital stock of Republic Gypsum Company to RGCO and RGCH and the filing of a certificate of conversion in accordance with the conversion procedures set forth in Section 266 of the Delaware General Corporation Law (collectively, the "Conversion Transactions"). The Seller has also caused all the shares of capital stock or other equity securities of Duke Farmers Union Cooperative owned or held by it to be contributed to H&ERR.

         SECTION 1.2. Contribution and Sale of Certain Assets. Prior to the date hereof, the Seller caused (i) RPC to effect a contribution (the "Hutchinson Contribution") of certain assets and liabilities relating to its recycled paperboard mill located in Hutchinson, Kansas to a newly formed Delaware limited liability company ("HM") and (ii) RPC to sell to the Seller all of the outstanding limited liability company interests in HM and Republic Paperboard Company of West Virginia LLC ("RPCWV") in exchange for a promissory note (the "Excluded Subsidiary Sale Promissory Note") in the principal amount of $49,300,000 (the "Excluded Subsidiary Sale").

         SECTION 1.3. Further Assurances. The parties hereto agree that from time to time after the Closing Date each of them shall execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such additional assignments, conveyances and other documents and instruments as any of the other parties may reasonably request in order to complete and make effective the Reincorporation Transactions, the Conversion Transactions, the H&ERR Merger, the Hutchinson Contribution, the Excluded Subsidiary Sale and the other transactions described in this Article I (collectively, the "Preacquisition Transactions").

                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

         SECTION 2.1. Purchase and Sale of Securities. As of 7:00 a.m., Dallas, Texas time, on the Closing Date (the "Closing Effective Time"), the Seller shall sell, transfer,



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assign and deliver to Acquisition Sub, and Acquisition Sub shall acquire and accept from the Seller, the Securities.

         SECTION 2.2. Assignment and Admission. As of the Closing Effective Time, (i) the Seller shall execute and deliver assignments, in the forms set forth as Exhibit A, in order to effectuate the sale, assignment, delivery and conveyance of the Securities issued by each Target Company to Acquisition Sub (the "Assignments") and (ii) Acquisition Sub, the Seller and each Target Company shall execute agreements, in the forms set forth as Exhibit B, evidencing the admission of Acquisition Sub as a member of each Target Company (the "Accession Agreements"). Upon the execution and delivery of the Assignments and the Accession Agreements, Acquisition Sub shall be admitted as a member of each Target Company and shall be entitled to the rights and benefits of the sole member of such Target Company in accordance with the terms of the Limited Liability Company Agreement of such Target Company.

         SECTION 2.3. Purchase Price. The purchase price to be paid by the Purchasers to the Seller at the Closing Effective Time in consideration of the sale, transfer, assignment and delivery of the Securities shall be an amount in cash equal to $338,200,000 (the "Purchase Price"). In addition, at the Closing Effective Time, Acquisition Sub shall assume the obligations of the Seller under the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

         SECTION 2.4. Security for Certain Obligations. As a result of the Preacquisition Transactions, one of the assets of Republic Gypsum Company is the Excluded Subsidiary Sale Promissory Note, which is an unsecured obligation of the Seller. In order to induce the Purchasers to execute and deliver this Agreement and consummate the Acquisition Transactions, at the Closing Effective Time, (i) HM and RPCWV shall execute and deliver the Guaranties pursuant to which they will guarantee the payment of the principal of and interest on the Excluded Subsidiary Sale Promissory Note and (ii) the Seller, HM and RPCWV shall execute and deliver the Security Documents pursuant to which the Seller will secure its obligations under the Excluded Subsidiary Sale Promissory Note with a pledge of and security interest in the outstanding limited liability company interests in HM and RPCWV and HM and RPCWV will secure their obligations under the Guaranties with security interests in their properties and assets.

         SECTION 2.5. Further Assurances. The parties hereto agree that from time to time after the Closing Date each of them shall execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such additional documents and instruments as any of the other parties may reasonably request in order to complete and make effective the purchase and sale of the Securities and the other transactions to be consummated on or after the date hereof in accordance with the terms of this Agreement (collectively, the "Acquisition Transactions").



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                                   ARTICLE III

                                   THE CLOSING

         SECTION 3.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Andrews & Kurth L.L.P., 1717 Main Street, Dallas, Texas 75201 as soon as practicable after the fulfillment of the conditions set forth in Article VII.

         SECTION 3.2. Deliveries; Certain Actions.

         (a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchasers each of the following:

                  (i) counterparts of the Assignments for each of the Target Companies, duly executed by the Seller;

                  (ii) counterparts of the Accession Agreements for each of the Target Companies, duly executed by the Seller and each of the Target Companies;

                  (iii) counterparts of the Trademark Assignment, duly executed by the Seller;

                  (iv) a counterpart of the Assumption Agreement, duly executed by the Seller;

                  (v) a counterpart of the Transition Services Agreement, duly executed by the Seller;

                  (vi) a counterpart of the Management Agreement, duly executed by the Seller, HM and RPCWV;

                  (vii) a counterpart of each of the Guaranties, duly executed by HM or RPCWV, as the case may be;

                  (viii) a counterpart of each of the Security Documents, duly executed by the Seller, HM or RPCWV, as the case may be;

                  (ix) a counterpart of the Supplemental Indenture, duly executed by the Seller and the Trustee;

                  (x) copies of the documents required to be delivered to the Trustee pursuant to Sections 7.04 and 8.03 of the Senior Subordinated
         Note Indenture in connection with the sale of the Securities and the execution of the Supplemental Indenture;



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                  (xi) evidence satisfactory to the Purchasers that all amounts owing under the Bank Credit Facility have been repaid and that all liens, claims and encumbrances on the assets of the Target Companies and the Target Subsidiaries arising under or in connection with such facility will be released and terminated as promptly as practicable after the Closing Effective Time;

                  (xii) evidence satisfactory to the Purchasers, in their reasonable discretion, that all consents, approvals or authorizations from any Governmental Authority or other Person required in order to consummate the sale of the Securities and the other Transactions have been obtained and are in full force and effect;

                  (xiii) the officers' certificate referred to in Section 7.2(e); and (xiv) the opinion of counsel referred to in Section 7.2(f).

         (b) At the Closing, the Purchasers shall deliver, or cause to be delivered, to the Seller each of the following:

                  (i) the Purchase Price by wire transfer of immediately available funds to such bank account or accounts as shall have been previously designated in writing by the Seller;

                  (ii) counterparts of the Accession Agreements for each of the Target Companies, duly executed by Acquisition Sub;

                  (iii) a counterpart of the Assumption Agreement, duly executed by Acquisition Sub;

                  (iv) a counterpart of the Transition Services Agreement, duly executed by Acquisition Sub;

                  (v) a counterpart of the Management Agreement, duly executed by Acquisition Sub;

                  (vi) a counterpart of the Supplemental Indenture, duly executed by Acquisition Sub;

                  (vii) the officers' certificate referred to in Section 7.3(c); and

                  (viii) the opinions of counsel referred to in Section 7.3(d) and (f).



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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         The Seller hereby represents and warrants to the Purchasers as follows:

         SECTION 4.1. Organization and Qualification.

         (a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority as a limited liability company to own the Securities and to conduct its business as now conducted. The Seller is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could affect in any manner the performance by the Seller of its obligations under this Agreement.

         (b) Each of the Target Companies is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority as a limited liability company to own, lease and operate its properties and to conduct its Businesses as presently conducted. Each of the Target Companies is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its Businesses or activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except as disclosed on Schedule 4.1 and except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Target Company.

         SECTION 4.2. Authority and Enforceability. The Seller has all necessary limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Seller have been duly and validly authorized by all necessary limited liability company action on the part of the Seller, and no other proceedings or actions on the part of or with respect to the Seller or its members are necessary to authorize this Agreement, the performance by the Seller of its obligations hereunder or the consummation by the Seller of the Transactions. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof.

         SECTION 4.3. Absence of Conflicts.

         (a) The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transactions will not (i) conflict with, or result in any violation or breach of, any provision of the Limited Liability Company Agreement of the Seller, (ii) except



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as set forth in Schedule 4.3, conflict with, result in any violation or breach of, constitute a default under, or require any consent, approval or authorization from any Person pursuant to any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract, agreement or other instrument or document to which the Seller is a party or by which its properties or assets are bound or (iii) conflict with, result in any violation of or require any consent, approval or authorization pursuant to any law, ordinance, statute, rule or regulation of any Governmental Authority or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Seller or its properties or assets.

         (b) The consummation of the Transactions will not (i) conflict with, or result in any violation or breach of, any provision of the Limited Liability Company Agreement or Partnership Agreement (as the case may be) of the Target Companies or the Target Subsidiaries, (ii) except as set forth in Schedule 4.3, conflict with, result in any violation or breach of, constitute a default under, require any consent, approval or authorization from any Person pursuant to, or give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) in respect of, or result in the diminution or modification of any right or privilege granted under, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, contract, agreement or other instrument or document to which any of the Target Companies or the Target Subsidiaries is a party or by which its properties or assets are bound or (iii) conflict with, result in any violation of, or require any consent, approval or authorization pursuant to any law, ordinance, statute, rule or regulation of any Governmental Authority or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to any of the Target Companies or the Target Subsidiaries or its properties or assets.

         SECTION 4.4. Governmental Consents and Filings. There is no requirement applicable to the Seller, the Target Companies or the Target Subsidiaries to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Seller of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the Transactions, other than (i) filings made with respect to certain of the Transactions pursuant to the HSR Act and the termination or expiration of the waiting period prescribed by such Act, (ii) filings made prior to the date hereof with the Secretary of State of Delaware in connection with the Preacquisition Transactions and (iii) the consents, approvals, authorizations, declarations, filings or registrations set forth on Schedule 4.4.

         SECTION 4.5. Ownership and Transfer of Securities. The Seller is the sole beneficial owner of the Securities, which represent the only outstanding limited liability company interests in or other equity securities of the Target Companies. The Securities are owned by the Seller free and clear of all liens, claims, encumbrances or restrictions on transfer of any kind. Upon the sale, transfer, assignment and delivery of the Securities in accordance with the terms of this Agreement, the Purchasers will acquire good and marketable title to the Securities, free and clear of all liens, claims, encumbrances or restrictions



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on transfer of any kind (including, but not limited to, any liens, claims, encumbrances or restrictions on transfer arising under or in connection with the Bank Credit Facility or any other contract or agreement to which the Seller or any of the Republic Group Companies is a party or by which it is bound), except for any (i) claims, encumbrances or restrictions arising under the express terms of this Agreement (ii) claims, encumbrances or restrictions assumed by the Purchasers pursuant to the Supplemental Indenture, (iii) restrictions on transfer imposed under any federal or state securities laws as a result of the fact that the Securities have not be registered under the Securities Act or registered or qualified under any state securities laws and (iv) liens, claims, encumbrances or restrictions identified on Schedule 4.5.

         SECTION 4.6. Capitalization. Schedule 4.6 sets forth the issued and outstanding limited liability company interests in or other equity securities of each of the Target Companies. All of the issued and outstanding limited liability company interests in and other equity securities of the Target Companies have been duly authorized, are validly issued, and are not subject to any current or future capital calls or similar obligations except pursuant to the Limited Liability Company Agreements to which the members thereof are parties. None of the issued and outstanding limited liability company interests in or other equity securities of the Target Companies have been issued in violation of, or subject to, any preemptive rights or rights of subscription. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Seller or the Target Companies are or may be obligated to issue or sell any issued or unissued limited liability company interests or other equity securities.

         SECTION 4.7. Subsidiaries. Schedule 4.7 sets forth (i) the name of each Target Subsidiary, (ii) the jurisdiction of formation of each Target Subsidiary,
(iii) the issued and outstanding equity securities of each Target Subsidiary and
(iv) the names of the other equity holders of each Target Subsidiary. The Target Subsidiaries are the only Subsidiaries of the Target Companies and, except as set forth in Schedule 4.7, the only corporations, partnerships, limited liability companies or other Persons in which the Target Companies directly or indirectly hold an equity interest. Each Target Subsidiary that is a limited liability company is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority as a limited liability company to own, lease and operate its properties and to carry on its business as presently conducted. Each Target Subsidiary that is limited partnership is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority as a limited partnership to own, lease and operate its properties and to carry on its Businesses as presently conducted. Except as set forth in Schedule 4.7, each Target Subsidiary is duly qualified to transact



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business as foreign limited liability company or foreign limited partnership (as the case may be) and is in good standing in each jurisdiction in which the nature of its Businesses or other activities or the character of the properties it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Target Subsidiary. Except as set forth in Schedule 4.7, all of the issued and outstanding equity interests (including equity interests in the form of limited liability company interests and limited partnership interests) in each Target Subsidiary (i) have been duly authorized, (ii) are validly issued, (iii) are not subject to any current or future capital calls or similar obligations except pursuant to the express terms of the Limited Liability
Company Agreements or Partnership Agreement (as the case may be) to which the members or partners thereof are parties and (iv) are owned by one of the Target Companies, directly or indirectly, free and clear of all liens, claims, encumbrances or restrictions on transfer of any kind (including, but not limited to, any liens, claims, encumbrances or restrictions on transfer arising under or in connection with the Bank Credit Facility or any other contract or agreement to which the Seller or any of the Republic Group Companies is a party or by which it is bound), except for (A) liens, claims or other encumbrances arising under the express terms of the Limited Liability Company Agreements or Partnership Agreement (as the case may be) to which the members or partners thereof are parties, (B) claims, encumbrances or restrictions assumed by the Purchasers pursuant to the Supplemental Indenture, and (C) restrictions on transfer imposed under any federal or state securities laws as a result of the fact that the equity interests therein have not been registered under the Securities Act or registered or qualified under any state securities laws. None of the issued and equity securities of any of the Target Subsidiaries have been issued in violation of, or subject to, any preemptive rights or rights of subscription. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Target Companies or any of the Target Subsidiaries is or may be obligated to issue or sell any issued or unissued equity interests in any Target Subsidiary.

         SECTION 4.8. Financial Statements. The Seller has delivered to the Purchasers copies of financial statements (the "Financial Statements") consisting of a consolidated balance sheet of the Seller and the Republic Group Companies, dated as of September 30, 2000 (the "Balance Sheet"), and a consolidated statement of operations and statement of cash flows of the Seller and the Republic Group Companies for the three-months then ended, which are attached hereto as Schedule 4.8. The Financial Statements, to the extent that the financial information contained therein relates to the Target Companies and the Target Subsidiaries and their respective Businesses, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Target Companies and the Target Subsidiaries and the consolidated results of operations and cash flows of such companies for the three months then ended.

         SECTION 4.9. Absence of Undisclosed Liabilities. As of the date of the Balance Sheet, there were no debts, liabilities or obligations (whether absolute, contingent, known or unknown, asserted or unasserted, accrued, unliquidated or otherwise) of the Target Companies or the Target Subsidiaries, except as reflected on or disclosed in the Balance Sheet or as described in
Schedule 4.9. Since the date of the Balance Sheet, the Target Companies and the Target Subsidiaries have not incurred any debts, liabilities or obligations (whether absolute, contingent, known or unknown, asserted or unasserted, accrued, unliquidated or otherwise), except for (i) debts, liabilities and obligations described in Schedule 4.9 and (ii) other debts, liabilities and obligations which individually do not exceed $25,000 and in the aggregate do not exceed $100,000.

         SECTION 4.10. Absence of Certain Changes or Events. Except as set forth in Schedule 4.10 or as otherwise disclosed in writing to the Purchasers prior to the date hereof, since June 30, 2000, the Target Companies and Target Subsidiaries have conducted their respective Businesses only in the ordinary course and in a manner that is consistent in all material respects with past practice, and there has not been any Material Adverse Change or any event, occurrence or development that is reasonably likely to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Schedule 4.10, since June 30, 2000, none of the Target Companies or Target Subsidiaries has (i) amended its Limited Liability Company Agreement or Partnership Agreement (as the case may be); (ii) issued, sold or disposed of any equity securities or any options, warrants, calls or other rights to acquire any equity securities; (iii) consolidated with, or merged with or into, any Person (except pursuant to the Preacquisition Transactions); (iv) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property);
(v) reclassified, combined, split or subdivided any of its equity securities;
(vi) changed its accounting principles or methods, except as required by law or as a result of any mandatory change in accounting standards; (vii) failed to maintain its books and records in the usual, regular and ordinary manner; (viii) sold, assigned or disposed of any properties or assets of any kind or character, other than properties and assets sold, assigned or disposed of in the ordinary course of business and in a manner consistent with past practice; (ix) suffered any substantial damage, destruction or loss (whether or not insured against) affecting any material properties or assets; or (x) suffered any revocation or termination, or received any notice of any threatened revocation or termination, of any material consents, approvals, licenses, permits, franchises and other authorizations.

         SECTION 4.11. Litigation. Except as set forth on Schedule 4.11, there are no actions, suits, inquiries, investigations or other proceedings pending or, to the knowledge of the Seller, threatened against the Target Companies or the Target Subsidiaries or their respective properties or assets which are reasonably likely to (i) have a Material Adverse Effect or (ii) prevent, restrict or hinder the sale of the Securities or the consummation of any of the other Transactions.

         SECTION 4.12. Compliance with Laws and Other Requirements. Except as set forth on Schedule 4.12, none of the Target Companies or Target Subsidiaries is in breach or violation of any provision of its Limited Liability Company Agreement or Partnership Agreement (as the case may be), any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract, agreement or other instrument or document to which it is a party or by which its properties or assets are or may be bound or, any term of any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except for any breach, violation or default which is not reasonably likely to (i) have a Material Adverse Effect or (ii) prevent, restrict or hinder the sale of the Securities or the consummation of any of the other Acquisition Transactions. Notwithstanding the foregoing, Seller does not make any representation or warranty pursuant to this Section 4.12 with respect to compliance with Environmental Laws, which matters are governed by Section 4.16.

         SECTION 4.13. Premier/Republic Merger. The Premier/Republic Merger was duly and validly consummated on November 9, 2000 in accordance with the Delaware General Corporation Law and the provisions of the Premier/Republic Merger Agreement. As of the effective time of the Premier/Republic Merger, neither Premier nor the Seller was in breach in any material respect of any representation, warranty, covenant, agreement or other term or provision contained in the Premier/Republic Merger Agreement. Except as described in
Schedule 4.13, no waiver of any such representation, warranty, covenant, agreement or other term or provision was granted by any party to the Premier/Republic Merger Agreement.

         SECTION 4.14. Senior Subordinated Note Indenture. The Seller is in compliance in all material respects with the terms and conditions of the Senior Subordinated Notes and the Senior Subordinated Note Indenture. Without limiting the generality of the foregoing, the Premier/Republic Merger complied in all respects with the applicable provisions of the Senior Subordinated Notes and the Senior Subordinated Note Indenture, including, but not limited to, Section 8.01 of the Senior Subordinated Note Indenture, and after giving effect to such merger no Default (as defined in the Senior Subordinated Note Indenture) or Event of Default (as defined in the Senior Subordinated Note Indenture) has occurred. Assuming that the parties execute and deliver the documents referred to in Section 3.2(a)(vi) and (vii) at the Closing, the Acquisition Transactions will comply in all respects with Subordinated Note Indenture, including, but not limited to, Section 8.01 of the Senior Subordinated Note Indenture, and after giving effect to such transactions no Default or Event of Default shall have occurred.

         SECTION 4.15. Properties and Assets.

         (a) Assets Other than Real Property Interests. The Target Companies and Target Subsidiaries have good and valid title to all material assets owned by them, in each case free and clear of all pledges, claims, charges, mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business if the underlying obligations are not overdue for a period of more than 90 days, and liens for Taxes which are not yet due and payable, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation or the marketability of the assets to which they relate in the Businesses as presently conducted (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

         All the material tangible personal property of the Target Companies and Target Subsidiaries has been maintained in all material respects in accordance with the past practice of the Target Companies and the Target Subsidiaries and generally accepted industry practice. Each item of material tangible personal property of the Target Companies and the Target Subsidiaries is in all material respects in good working order and is adequate and sufficient for the Target Company's or Target Subsidiary's intended purposes, ordinary wear and tear excepted.

         This Section 4.15(a) does not relate to real property or interests in real property, such items being the subject of Section 4.15(b).

         (b) Title to Real Property. Schedule 4.15(b) sets forth a complete list of all real property owned in fee by the Target Companies and Target Subsidiaries (individually, an "Owned Property"). Schedule 4.15(b) sets forth a complete list of all real property and interests in real property leased by the Target Companies and Target Subsidiaries (individually, a "Leased Property") and identifies any material leases relating thereto. The applicable Target Company or Target Subsidiary has (i) good and marketable fee title to all Owned Property insurable at regular rates and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Target Property" and, collectively, as "Target Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) leases, subleases and similar agreements set forth in Schedule 4.15(b), (B) Permitted Liens, (C) easements, covenants, rights-of-way and other similar restrictions of record,
(D) any conditions that would be shown by a current, accurate survey or physical inspection of any Target Property made prior to Closing and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Target Company or a Target Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (C), (D) and (E), individually or in the aggregate, materially impair the value or the continued use and operation of the property to which they relate in the Businesses as presently conducted. No local zoning or similar land use or government regulations materially impairs the current use by the Target Companies and Target Subsidiaries of the plants, offices and other facilities located on Target Property.

         SECTION 4.16. Environmental Matters. Except as described in Schedule 4.16, the Target Companies and Target Subsidiaries are in compliance with all applicable federal, state and local laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for any non-compliance which has not and, if continued, would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies and Target Subsidiaries taken as a whole. For purposes of the immediately preceding sentence, compliance with Environmental Laws includes, but is not limited to, the possession by the Target Companies and Target Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws. The Target Companies and Target Subsidiaries are in material compliance with the terms and conditions thereof. Except as described in Schedule 4.16, neither the Target Companies nor the Target Subsidiaries has received written notice of, or is the subject of any facts, circumstances or conditions that could reasonably be expected to result in, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which has had or, if continued, would have, individually or in the aggregate, a Material Adverse Effect on the Target Companies and Target Subsidiaries taken as a whole.

         SECTION 4.17. Taxes.

         (a) All Tax Returns required to be filed by the Target Companies or the Target Subsidiaries on or before the date hereof have been filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). Such Tax Returns accurately and completely set forth in all material respects all liabilities for Taxes (if any) and any other items (including, but not limited to, items of income, gain, loss, deduction or credit) required (under applicable tax law) to be reflected or included in such Tax Returns. The Target Companies and the Target Subsidiaries have paid on a timely basis all Taxes due on or before the date hereof, except those Taxes that are being disputed in good faith and for which adequate provision has been made in the Balance Sheet. There are no Taxes that are or will be owing by the Target Companies or the Target Subsidiaries for any taxable period of the Company ending prior to or on the Closing Date, except for Taxes for which adequate provision has been made on the Balance Sheet. Except as set forth in Schedule 4.17, there are no pending audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes payable by or asserted against the Target Companies or the Target Subsidiaries.

         (b) The Target Companies and Target Subsidiaries have not filed and will not file any election under the "check-the-box" rules of the Internal Revenue Code and Regulation Section 301.7701-3(b)(1)(ii) to be treated as associations taxable as corporations for federal income tax purposes. At the Closing Effective Time, each of the Target Companies and Target Subsidiaries will be disregarded entities for federal income tax purposes under the default provision of the aforementioned "check-the-box" rules.

         SECTION 4.18. Employee Benefit Plans.

         (a) Schedule 4.18 contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as a "Welfare Plan"), each employment contract, stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Seller, the Target Companies and Target Subsidiaries or any other person or entity that, together with the Seller, the Target Companies and Target Subsidiaries is or was treated as a single employer under Section 414(b), (c),
(m) or (o) of the Internal Revenue Code (each, a "Commonly Controlled Entity") for the benefit of any current or former directors, officers, employees or independent contractors of the Seller, the Target Companies and Target Subsidiaries (collectively, "Seller Benefit Plans"). The Seller has delivered or made available to the Purchasers true, complete and correct copies of (w) each Seller Benefit Plan, (x) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Seller Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Seller Benefit Plan for which such summary plan description is required, and (z) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Seller Benefit Plan.

         (b) Except as disclosed on Schedule 4.18, (1) each Seller Benefit Plan has been administered in accordance with its terms, and the Seller, the Target Companies and Target Subsidiaries, and all the Seller Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failure to so administer or any non-compliance that has not and, if continued, would not, individually or in the aggregate, have a material adverse effect on the Seller and the Target Companies and Target Subsidiaries taken as a whole, (2) there are no pending or, to the Seller's knowledge, threatened, (A) investigations by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, (B) termination proceedings or other claims (except routine claims for benefits payable under the Seller Benefit Plans), (C) suits or (D) proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits (except for routine claims for benefits) under any Seller Benefit Plan, and (3) all reports, returns and similar documents with respect to the Seller Benefit Plans required to be filed with any governmental agency or distributed to any Seller Benefit Plan participant have been duly, timely, and accurately filed or distributed.

         (c) Except as described on Schedule 4.18, (1) all contributions to, and payments from, the Seller Benefit Plans that may have been required to be made in accordance with the terms of the Seller Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or
Section 412 of the Internal Revenue Code, have been timely made, except for any such untimely payment that has not and, if continued, would not, individually or in the aggregate, have a material adverse effect on the Seller and the Target Companies and Target Subsidiaries taken as a whole, (2) there has been no application for waiver or waiver of the minimum funding standards imposed by
Section 412 of the Internal Revenue Code with respect to any Pension Plan of the Seller, (3) no Pension Plan of the Seller has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of
Section 412(a) of the Internal Revenue Code and (4) there is no liability under Title IV of ERISA with respect to any Seller Benefit Plan (except for insurance premiums payable to the Pension Benefit Guaranty Corporation which are not yet due) that has not been satisfied as of the date hereof.

         (d) Each Pension Plan of the Seller that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from U.S. Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code; no such determination letter has been revoked; and, to the knowledge of the Seller, no such revocation has been threatened. No such Pension Plan has been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification, materially increase its costs or require security under Section 307 of ERISA. Furthermore, each Pension Plan of the Seller that is intended to be tax qualified has been timely and properly amended since each respective Pension Plan's effective date to comport with any changes in the Internal Revenue Code, ERISA, or other applicable federal or state law which might otherwise effect such Pension Plan's tax qualified status. The Seller has delivered or made available to the Trust a copy of the most recent determination letter received with respect to each Pension Plan of the Seller.

         (e) Except as disclosed in Schedule 4.18, no director, independent contractor or employee of the Seller, the Target Companies or Target Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Seller Benefit Plan as a result of the transactions contemplated by this Agreement.

         (f) Schedule 4.18 contains a list of all Seller Benefit Plans which provide for accelerated vesting or payment of any benefits as a result of a change in control.

         (g) Except as disclosed in Schedule 4.18(h) or as required or contemplated by the terms of this Agreement, since the date of the Seller Balance Sheet there has not been any adoption or amendment in any material respect (except as required by applicable law), or any agreement to adopt or amend in any material respect, by the Seller or any of its subsidiaries of any collective bargaining agreement or employment contract or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former director, officer or employee of the Seller, the Target Companies or Target Subsidiaries (the "Seller Plans"). Without limiting the foregoing, except as disclosed in Schedule 4.18, since the date of the Balance Sheet, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan of the Seller, or in the manner in which contributions to any Pension Plan of the Seller are made or the basis on which such contributions are determined. Except as disclosed in Schedule 4.18, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Seller, the Target Companies or Target Subsidiaries and any current or former director, officer or employee of the Seller, the Target Companies or Target Subsidiaries.

         SECTION 4.19. Labor Matters. Except as set forth on Schedule 4.19, none of the Target Companies nor the Target Subsidiaries is a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization, and no union or labor organization has been recognized by any Target Company or Target Subsidiary as an exclusive bargaining representative for employees of such Target Company or Target Subsidiary. Except as set forth on Schedule 4.19, to the knowledge of the Seller, there is no current union representation question involving employees of any of the Target Companies or Target Subsidiaries, not does the Seller have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed on Schedule 4.19, none of the Seller, the Target Companies or Target Subsidiaries has made any commitment that would require the application of the terms of any collective bargaining agreements entered into by the Seller or the Republic Group Companies to the Purchasers or their Affiliates. Except as disclosed on Schedule 4.19, there is no material labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of the Target Companies or Target Subsidiaries pending or, to the knowledge of the Seller, threatened against or involving the Target Companies or the Target Subsidiaries.

         SECTION 4.20. Intellectual Property Rights. The Target Companies or Target Subsidiaries (i) own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights that are material to the conduct of the Businesses as a whole and (ii) have taken such steps to preserve such Intellectual Property Rights as the Seller has determined to be appropriate.
Schedule 4.20 sets forth a description of all Intellectual Property Rights that are material to the conduct of the Businesses as a whole, and, to the Seller's knowledge, all such Intellectual Property Rights are valid and enforceable. No claims are pending or, to the knowledge of the Seller, threatened that the Seller, the Target Companies or the Target Subsidiaries is infringing or otherwise adversely affecting the Intellectual Property Rights of any person, and the Seller is not aware of any basis for any such claims. To the knowledge of the Seller, no person is infringing the rights of the Seller, the Target Companies or Target Subsidiaries with respect to any Intellectual Property Right. None of the Seller's Intellectual Property Rights are licensed to any third party. Except as disclosed in the Schedule 4.20, no material Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree, or agreement restricting the use thereof by the Seller, the Target Companies or the Target Subsidiaries or restricting the licensing thereof by the Seller, the Target Companies or the Target Subsidiaries.

         SECTION 4.21. Insurance. Schedule 4.21 sets forth a true and correct list of all liability and other insurance policies maintained by or with respect to the Target Companies or the Target Subsidiaries which provide coverage in connection with the Businesses. All such insurance policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy.

         SECTION 4.22. Brokers' or Finders' Fees. Except as set forth in the Schedules to the Agreement, the Seller has not authorized any broker, finder or investment banker to act on its behalf or on behalf of the Target Companies or the Target Subsidiaries in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against the Purchasers for any brokerage or finder's fee or other fees or commissions.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASERS

         The Purchasers hereby jointly and severally represent and warrant to the Seller as follows:

         SECTION 5.1. Organization. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to conduct its business as now conducted. Each Purchaser is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could affect in any manner the performance by such Purchaser of its obligations under this Agreement.

         SECTION 5.2. Authority and Enforceability. The Purchasers have all requisite power and authority to enter into and perform their obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Purchasers of this Agreement, the performance by the Purchasers of their obligations hereunder and the consummation by the Purchasers of the Transactions have been duly and validly authorized by all necessary action on the part of the Purchasers, and no other proceedings or actions on the part of or with respect to Purchasers or their stockholders are necessary. This Agreement has been duly executed and delivered by the Purchasers and constitutes a legal, valid and binding agreement of each Purchaser, enforceable against each Purchaser in accordance with the terms hereof.

         SECTION 5.3. Absence of Conflicts. The execution and delivery by the Purchasers of this Agreement, the performance by the Purchasers of their obligations hereunder and the consummation by the Purchasers of the Transactions will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of either of the Purchasers, (ii) conflict with, result in any violation or breach of, or constitute a default under, or require any consent, approval or authorization from any Person not obtained as of the date hereof pursuant to, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, contract, agreement or other instrument or document to which either of the Purchasers is a party or by which its properties or assets are bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to either of the Purchasers or its properties or assets.

         SECTION 5.4. Governmental Consents and Filings. There is no requirement applicable to the Purchasers to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Purchasers of this Agreement, the due performance by them of their obligations hereunder or the lawful consummation by them of the Transactions, other than filings made with respect to certain of the Transactions pursuant to the HSR Act and the termination or expiration of the waiting period prescribed by such Act.

         SECTION 5.5. Securities Act; Investment Representation. The Purchasers are acquiring the Securities solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. The Purchasers acknowledge that the Securities have not been registered under the Securities Act or any applicable state securities law, and may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulations as applicable. The Purchasers are knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by this Agreement and are able to bear the economic risks associated with their investment in the Target Companies and the Target Subsidiaries.

         SECTION 5.6. Financing. The Purchasers have the funds necessary to consummate the purchase of the Securities and any related transactions.

         SECTION 5.7. Brokers' or Finders' Fees. The Purchasers have not authorized any broker or finder or investment banker to act on their behalf in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against the Seller or any of its subsidiaries or stockholders for any brokerage or finders' fees or other fees or commissions.

         SECTION 5.8. Litigation. There are no actions, suits, inquiries, investigations or other proceedings pending or, to the knowledge of the Purchasers, threatened against the Purchasers, or any of them, or their respective properties or assets which are reasonably likely to prevent, restrict or hinder the sale of the Securities or any of the other Transactions.

                                   ARTICLE VI

                        CERTAIN COVENANTS AND AGREEMENTS

         SECTION 6.1. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable in order to consummate and make effective the Transactions in accordance with the terms and provisions set forth in this Agreement, including, but not limited to, (i) obtaining any consents, approvals or authorizations of, or making or effecting any declarations, filings or registrations with, any Governmental Authority required in connection with the Transactions, (ii) obtaining any waivers, consents or approvals from any other Persons required in connection with the Transactions, (iii) defending any actions, suits or proceedings brought by any Person that seek to prohibit, restrict or hinder the consummation of the Transactions and (iv) executing any agreements, certificates, instruments and other documents required to consummate the Transactions or carry out the purposes and intent of this Agreement.

         SECTION 6.2. Change of Name. From and after the Closing Effective Time, the Seller shall cease to use or employ in any manner the name "Republic" or any derivatives thereof (including, but not limited to, "Republic Gypsum" or "Republic Paperboard") in connection with the conduct of its businesses or the businesses of the Republic Group Companies directly or indirectly owned by it; provided, however, that during the 12 month period after the Closing Date, the Seller, HM and RPCWV may, so long as (in the case of HM and RPCWV) they continue to be wholly owned Subsidiaries of the Seller, continue to use the name "Republic" in connection with their respective businesses in the same manner as such entities or their predecessors used those names prior to the Closing Effective Time, subject in each case to such reasonable limitations and other provisions regarding the use of such name as the Purchasers may from time to time impose in order to preserve and protect their rights to the name "Republic." No later than five business days after the end of the 12-month period referred to above, the Seller shall, if necessary, (i) change its name, and cause the name of each of HM and RPCWV to be changed, to a name that does not contain the name "Republic" or any derivatives thereof and (ii) file, and cause each of HM and RPCWV to file, withdrawal notices for any assumed name certificates bearing the name "Republic" or any derivatives thereof. Subject to the existing contractual commitments of the Seller, the Seller shall execute any consent or other document reasonably requested by the Purchaser in order to evidence that the Purchasers, the Target Companies and the Target Subsidiaries are authorized to use the names "Republic" or any derivatives thereof at all times from and after the Closing Date.

         SECTION 6.3. Financial Statements, Books and Records. The Seller agrees to provide to the Purchasers, at the sole cost and expense of the Seller, audited financial statements of Seller (or its predecessors) as of June 30, 2000 and for the three fiscal years then ended, and one or more consents from the independent accountants who audited such financial statements, so as to enable the Purchasers and their Affiliates to timely comply with applicable federal securities laws, including, but not limited to, the requirements of Item 7(b) of Form 8-K and Rule 3-05 of Regulation S-X, both promulgated pursuant to the Securities Exchange Act of 1934, as amended. Furthermore, each of the Purchasers and the Seller agrees that, for a period of four years after the Closing Date (or such longer period as any party shall reasonably request), it shall, at the sole cost and expense of the party requesting the same, provide or make available to any other party for review and copying such books, records and other information relating to the Republic Group Companies at such times as the other party shall reasonably request for purposes of complying with the provisions of any applicable law, rule or regulation.

         SECTION 6.4. Employees and Plans.

         (a) The Seller agrees to take all action required to ensure that, prior to the Closing Effective Time, (i) all hourly employees and salaried employees, if any, who are employed by any Target Companies or Target Subsidiaries and who perform substantially all of their services for or with respect to the recycled paperboard mill in Hutchinson, Kansas, are transferred to the employ of HM; (ii) all hourly employees and salaried employees, if any, who are employed by any of the Target Companies or Target Subsidiaries and who perform substantially all of their services for or with respect to RPCWV or the recycled paperboard mill in Halltown, West Virginia are transferred to the employ of RPCWV; (iii) all hourly employees and salaried employees, if any, who are employed by any of the Target Companies or Target Subsidiaries and who perform substantially all of their services for or at Seller's headquarters located at 811 East 30th Avenue, Hutchinson, Kansas, 67504, are transferred to the employ of Seller; and (iv) all salaried employees and hourly employees who are employed by the Seller or any of the Retained Companies and who perform substantially all of their services for or with respect to one of the Target Companies or Target Subsidiaries (other than the employees referred to in clause (iii) above), are transferred to the employ of the applicable Target Company or Target Subsidiary.

         (c) The Seller agrees to take all action required (i) to transfer sponsorship of the Republic Paperboard Company Pension Plan and Trust (as revised and restated effective January 1, 1989) from RPC to HM and (ii) to transfer sponsorship of any other Seller Benefit Plans sponsored by any of the Target Companies or the Target Subsidiaries, if any, to the Seller, such transfers to occur prior to the Closing Effective Time.

         (d) The Seller agrees that it shall continue to maintain and have full responsibility for compliance with ERISA, the Internal Revenue Code and all other laws and regulations applicable to each of the Seller Benefit Plans on and after the Closing Date; provided, however, that this undertaking shall not be construed to diminish or otherwise affect the obligations of Acquisition Sub under the Management Agreement or the Assumption Agreement. The Purchasers and the Seller shall cooperate in arranging for the Purchasers to provide benefits substantially comparable to those provided under the Welfare Plans for all former employees of Republic who are employed after the Closing Date by Purchasers or their Affiliates, including the Target

Companies and the Target Subsidiaries. The Seller shall continue to provide benefits under the Seller Benefit Plans to the extent required to assure compliance with the terms of Section 5.4 of the Premier/Republic Merger Agreement for employees of HM and RPCWV and any other employees of the Retained Companies (other than any such employees who become employees of the Purchasers or their Affiliates, including the Target Companies and the Target Subsidiaries).

         (e) The Seller agrees to cooperate with the Purchasers in connection with the implementation by the Purchasers of plans substantially comparable to the Seller Benefit Plans, so that Purchasers can satisfy their obligations under the Assumption Agreement and this Agreement. Such cooperation shall include, if requested by the Purchasers, a transfer of assets from or a merger of the Republic Group Incorporated Employee Stock Ownership Plan into an appropriate plan maintained by one of the Purchasers. Furthermore, the parties hereto agree to cooperate in terminating the Republic Group Incorporated 401(k) Plan, beginning not later than one year after the Closing Date or the date Seller and its affiliates cease to employ any participants with account balances under such plan, whichever date is later, and in the distribution or transfer of employees' accounts under such plan.

         (f) Acquisition Sub hereby assumes and agrees to honor the Collective Bargaining Agreements listed in Schedule 4.19 with respect to employees of the Target Companies and Target Subsidiaries whose terms of employment are subject to such agreements.

         (g) The Purchasers jointly and severally represent and warrant to Seller that there will be no major employment losses as a consequence of the Acquisition Transactions that will trigger obligations under the WARN Act ("WARN Obligations"). To the extent that any WARN Obligations arise or accrue following the Acquisition Transactions, it is agreed that Seller is and shall be responsible for and shall pay only those WARN Obligations arising as a result of any employment losses occurring prior to Closing Effective Time, and Purchasers are and shall be responsible for and pay any WARN Obligations arising as a result of any employment losses occurring after such time. Furthermore, for a period of 90 days after the Closing Date, the Purchasers shall not engage in any mass layoff, plant closing or other action that triggers obligations of the Seller under the WARN Act or any similar provisions of any Federal, state or local law, rule or regulation.

         (h) Nothing in this Agreement, express or implied, shall confer upon any employee of Seller and its affiliates or Purchasers and their affiliates, or upon any representative of such employee, or upon any person claiming through such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement, express or implied, shall be deemed to confer upon any individual (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each individual (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder. Nothing in this Agreement, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to an employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements.

         SECTION 6.5. Use of Proceeds; Bank Credit Facility. At the Closing, the Seller (i) shall use such portion of the proceeds received by it from the sale of the Securities as is necessary to repay in full all of its outstanding indebtedness under the Bank Credit Facility and (ii) shall provide to the Purchasers such evidence as they shall reasonably request to evidence that such indebtedness has been repaid and that all liens, security interests, claims or encumbrances on any assets of the Target Companies or the Target Subsidiaries arising under or in connection with the Bank Credit Facility will be terminated and released as promptly as practicable after the Closing.

         SECTION 6.6. Certain Tax Proceedings. The Seller agrees to promptly notify the Purchasers of any examination or inquiry by any federal, state or local tax authorities of the Tax Returns of any of the corporations that are included in the consolidated group of corporations to which the Seller belonged for federal income tax purposes prior to the time it was converted into a limited liability company which relates to any period prior to or including the Closing Date. The Seller will be responsible for the conduct of any such examination or inquiry and, if necessary, will contract with nationally recognized tax accountants and counsel to assist it in defending the Tax Returns for periods prior to and including the Closing Date.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         SECTION 7.1. Conditions to the Obligations of Each of the Parties. The respective obligations of the parties to consummate the Acquisition Transactions are subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

         (a) no statute, rule, regulation, order, writ, injunction, judgment or decree shall have been enacted, promulgated, entered or enforced by any federal or state court or other Governmental Authority which has the effect of making illegal, impeding or otherwise restraining or prohibiting the consummation of the Acquisition Transactions; and

         (b) all waiting periods that are applicable to the Acquisition Transactions under the HSR Act shall have terminated or expired.

         SECTION 7.2. Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to consummate the Acquisition Transactions are subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

         (a) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

         (b) the Seller shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Seller under the terms of this Agreement on or prior to the Closing Date;

         (c) the Seller shall have executed and delivered each of the agreements, instruments and other documents required to be delivered by it at the Closing pursuant to Section 3.2(a)(i) through (xii);

         (d) the Seller shall have repaid all amounts owing under the Bank Credit Facility and shall have provided satisfactory evidence that all such amounts have been repaid and that all liens, claims or encumbrances arising under or in respect thereof will be released and terminated as promptly as practicable after the Closing;

         (e) the Purchasers shall have received a certificate from the Seller, dated as of the Closing Date, executed by an officer of the Seller, certifying that the conditions set forth in paragraphs (a), (b) and (d) above have been fulfilled; and

         (f) the Purchasers shall have received an opinion, dated as of the date hereof, of Andrews & Kurth L.L.P., counsel to the Seller, addressed to the Purchasers to the effect set forth in Exhibit J hereto.

         SECTION 7.3. Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Acquisition Transactions are subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

         (a) the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

         (b) the Purchasers shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Purchasers under the terms of this Agreement on or prior to the Closing Date;

         (c) the Purchasers shall have executed and delivered each of the agreements and instruments required to be delivered by them at the Closing pursuant to Section 3.2(b)(ii) through (vi);

         (d) the Seller shall have received a certificate from each of the Purchasers, dated as of the Closing Date, executed by an officer of such Purchaser, certifying that (in respect of such Purchaser) the conditions set forth in paragraphs (a) and (b) above, have been fulfilled;

         (e) the Seller shall have received an opinion, dated as of the date hereof, of Baker Botts L.L.P., counsel to the Purchasers, addressed to the Seller to the effect set forth in Exhibit K hereto; and

         (f) Andrews & Kurth, L.L.P., counsel to the Seller shall have received an opinion, dated as of the date hereof, of Baker Botts L.L.P., counsel to Acquisition Sub, addressed to Andrews & Kurth, L.L.P., in the form previously agreed upon by the parties, which opinion may be relied upon by Andrews & Kurth, L.L.P. for purposes of delivering an opinion to the Trustee in connection with the Acquisition Transactions as contemplated by Sections 7.4 and 8.3 of the Senior Subordinated Note Indenture.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         SECTION 8.1. Indemnification by the Seller. In accordance with the terms and subject to the conditions of this Article VIII, the Seller shall indemnify and hold harmless the Purchasers (and, from and after the Closing Effective Time, the Target Companies and Target Subsidiaries) and their Representatives from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with (i) the breach or alleged breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) the businesses and operations of the Retained Companies, whether conducted prior to, at or after the Closing Effective Time (except that this clause (ii) shall not operate to relieve the Purchasers from any liabilities they may have to the Seller under the terms of the Management Agreement or require the Seller to provide indemnification therefor) and (iii) the debts, liabilities and obligations arising under the Bank Credit Facility or in respect of any debt securities issued thereunder (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.1 being hereinafter collectively referred to as the "Purchaser Claims"); provided, however, that (A) in the case of Purchaser Claims identified in clause (i) above, the maximum liability of the Seller pursuant to this
Section 8.1 in respect of such Purchaser Claims shall be an amount equal to one-quarter of the Purchase Price and (B) the obligation of the Seller to provide indemnification pursuant to this Section 8.1 in respect of any Purchaser Claims shall terminate as of the date of expiration of the applicable survival period set forth in Section 8.4, unless the Purchasers shall have given notice to Seller prior to such date identifying such the Purchaser Claims with reasonable particularity and asserting that it is entitled to indemnification by Seller against such Purchaser Claims pursuant to this Section 8.1.

         SECTION 8.2. Indemnification by the Purchasers. In accordance with the terms and subject to the conditions of this Article VIII, each Purchaser shall, jointly and severally, indemnify and hold harmless the Seller and its Representatives for, from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with
(i) the breach or alleged breach by such Purchaser of any of their representations, warranties, covenants or agreements contained in this Agreement or (ii) the Businesses as conducted by the Target Companies or the Target Subsidiaries after the Closing Effective Time (except to the extent arising from any matter for which Purchasers are indemnified pursuant to clause (i) of
Section 8.1), (iii) the debts, liabilities and obligations arising under the Senior Subordinated Note Indenture and any debt securities issued thereunder (including, without limitation the Senior Subordinated Notes) (other than any debts, liabilities or obligations the existence of which gives rise to a breach of the provisions of Section 4.14) and (iv) the liabilities of the Target Companies and the Target Subsidiaries that are specifically identified in
Schedule 8.2, whether existing, occurring or arising before or after the Closing Effective Date (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.2 being hereinafter collectively referred to as the "Seller Claims"); provided, however, that (A) in the case of Seller Claims identified in clause (i) above, the maximum liability of the Purchasers pursuant to this Section 8.1 in respect of such Purchaser Claims shall be an amount equal to one-quarter of the Purchase Price and (B) the obligation of a Purchaser to provide indemnification pursuant to this Section 8.2 in respect of any Seller Claims shall terminate as of the applicable survival period set forth in Section 8.4, unless the Seller shall have given notice to such Purchaser prior to such date identifying such Seller Claims with reasonable particularity and asserting that it is entitled to indemnification by such Purchaser against such Seller Claims pursuant to this Section 8.2.

         SECTION 8.3. Third-Party Claims; Procedures. The obligations of the parties provided for under Sections 8.1 and 8.2 hereof in respect of any the Purchaser Claims, Seller Claims, as the case may be ("Claims"), made or asserted by a third party ("Third-Party Claims") shall be performed in accordance with the following procedures:

         (a) Each Person entitled to indemnification under Section 8.1 or 8.2 (each, an "Indemnified Party") shall give the party or parties from whom it is seeking indemnification hereunder (collectively, the "Indemnifying Party") written notice as promptly as reasonably practicable after the written assertion of any Third-Party Claim or commencement of any action, suit or proceeding in respect thereof (it being understood that notice shall be deemed to have been delivered as promptly as reasonably practicable if given no later than seven days after the assertion of such a claim or commencement of any such action, suit or proceeding); provided, however, that, if an Indemnified Party fails to give Indemnifying Party written notice as provided herein, Indemnifying Party shall only be relieved of its obligations under this Article VIII in respect of such Third-Party Claim if and to the extent that the Indemnifying Party is materially prejudiced thereby (whether as a result of the forfeiture of substantive defenses or otherwise).

         (b) Promptly after receipt of written notice of a Third-Party Claim as contemplated by Section 8.3(a), the Indemnifying Party may in its sole discretion elect to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) if the Indemnifying Party fails, within a reasonable time after receipt of written notice of such Third-Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party (upon notifying the Indemnified Party of its election to do so) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise, judgment or other final determination thereof, (ii) if in the reasonable judgment of the Indemnified Party a direct or indirect conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of the Third-Party Claim that would prohibit the assumption of the defense by the Indemnified

Party under the applicable principles of legal ethics, the Indemnified Party shall (upon written notice to the Indemnifying Party of its election to do so) have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party (it being understood and agreed that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim), (iii) if the Indemnified Party in its sole discretion so elects, it shall be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in the defense thereof), but the fees and expenses of counsel so employed shall (except as otherwise contemplated by clauses (i) and (ii) above) be borne solely by the Indemnified Party and (iv) without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnified Party of a release from any and all liability in respect thereof.

         SECTION 8.4. Survival of Representations, Warranties or Covenants. The representations and warranties of the parties and the rights of the parties to indemnification in the event of a breach or alleged breach thereof shall survive the Closing and shall continue in full force and effect until the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties of the Seller contained in Section 4.5 shall survive indefinitely and (ii) the representations and warranties contained in Sections 4.15, 4.16 and
4.17 shall survive until the expiration of the latest statute of limitations applicable to Third-Party Claims that could be asserted against the Purchasers, the Target Companies or the Target Subsidiaries based on the matters covered by such representations and warranties. All covenants and agreements of the parties hereto shall be continuing and shall survive the Closing Date pursuant to the terms hereof. Notwithstanding the foregoing, the representations and warranties of the Seller shall terminate and cease to be of any force or effect upon the occurrence of a Change of Control Event.

         SECTION 8.5. Exclusive Remedy. If the Acquisition Transaction are consummated, the provisions of this Article VIII shall constitute the exclusive remedy available to any party to this Agreement after the Closing Effective Time in respect of (i) a breach by any other party of its representations and warranties hereunder or (ii) a breach by any other party of its covenants and agreements to be performed prior to the Closing Effective Time. This Section 8.5 shall not limit or affect any remedy that any party to this Agreement may have in respect of a breach by the other party of its covenants and agreements to be performed at or after the Closing Effective Time.

         SECTION 8.6. Disclaimer of Other Warranties. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT NEITHER THE SELLER NOR ANY OF THE PURCHASERS IS MAKING ANY REPRESENTATION OR WARRANTY

WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED AND DELIVERED BY IT IN CONNECTION WITH THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AND DELIVERED BY IT IN CONNECTION WITH THE TRANSACTIONS, WHETHER IMPLIED BY COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF ANY OF THE ASSETS AND PROPERTIES OF THE TARGET COMPANIES AND TARGET SUBSIDIARIES (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

         SECTION 8.7. Express Negligence Rule. THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE CONTAINED IN THIS ARTICLE VIII, SHALL BE CONSTRUED TO PROVIDE INDEMNIFICATION TO THE INDEMNIFIED PARTY FROM AND AGAINST ALL CLAIMS DESCRIBED THEREIN, WHICH CLAIMS INCLUDE, WITHOUT LIMITATION, CLAIMS ARISING FROM THE SOLE, JOINT AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE OTHER PARTY, IF ANY. THE PURCHASERS AND THE SELLER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THIS PROVISION COMPLY IN ALL RESPECTS WITH THE EXPRESS NEGLIGENCE RULE, AND THAT THIS PROVISION IS CONSPICUOUS.

         SECTION 8.8. Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL A PARTY BE REQUIRED TO INDEMNIFY ANY INDEMNIFIED PARTY FOR ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE INDEMNIFIED PARTY AS A RESULT OF A BREACH OF THE PROVISIONS OF THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED BY THE PARTIES HERETO IN CONNECTION WITH THE CLOSING, INCLUDING ANY SUCH DAMAGES AND CLAIMS ARISING OUT OF THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF SUCH PARTY.

                                   ARTICLE IX

                                   TERMINATION

         SECTION 9.1. Termination. At any time prior to the Closing, this Agreement may be terminated: (a) by mutual written consent of the parties hereto; or (b) by any of the parties if a federal or state court or other Governmental Authority shall have issued an order, writ, injunction, judgment or decree which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and such order, writ, injunction, judgment or decree shall have become final and nonappealable.

         SECTION 9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that (i) this
Section 9.2 and Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6 and 11.9 shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liability for any breach occurring prior to the date of the termination of this Agreement.

                                    ARTICLE X

                                   DEFINITIONS

         SECTION 10.1. Definitions.

         (a) As used herein, the terms set forth below shall have the following respective meanings:

         "Affiliate" shall mean, as of the applicable date, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.

         "Agreement" shall mean this Agreement, as the same may be amended from time to time.

         "Assumption Agreement" shall mean an agreement, dated as of the Closing Date, to be entered into among Premier, the Seller and Acquisition Sub pursuant to which Premier and Seller shall assign to Acquisition Sub, and Acquisition Sub shall assume, the obligations of Premier and Seller under Sections 5.4 and 5.6 of the Premier/Republic Merger Agreement, in the form attached as Exhibit D.

         "Bank Credit Facility" shall mean that certain Credit Agreement, dated as of July 15, 1998, among the Seller, the banks party thereto and Bank of America, N.A., as Administrative Agent, as amended.

         "Businesses" shall mean the businesses and operations conducted by the Target Companies and the Target Subsidiaries (other than any businesses transferred to the Seller in connection with the Preacquisition Transactions).

         "Bylaws" shall mean, with respect to any corporation, the bylaws of such corporation, as in effect on the Closing.

         "Change of Control Event" shall mean any event or transaction (or series of events or transactions) as a result of which (i) Acquisition Sub ceases to be a direct or indirect Subsidiary of CXP, (ii) (a) Centex Corporation ceases to be the beneficial owner (as defined for purposes of this definition in a manner consistent with the definition of the term "beneficial ownership" in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the voting securities of CXP and (b) any Person (including for purposes of this definition any "group" within the meaning of Rule 13d-5 under the Exchange
Act) other than Centex Corporation or its Affiliates becomes the beneficial owner (as defined in the manner described above) of a greater percentage of the combined voting power of the voting securities of CXP than Centex Corporation or
(iii) Acquisition Sub or CXP is adjudged to be insolvent or files for protection under any provision of bankruptcy law (it being understood that in the event Acquisition Sub or CXP is adjudged to insolvent, the Change of Control Event shall be deemed to have occurred when Acquisition Sub or CXP became insolvent rather than when it was adjudged to be so).

         "Charter" shall mean, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect on the Closing.

         "Closing Date" shall mean the date upon which the Closing is held in accordance with Article III.

         "Delaware General Corporation Law" shall mean the Delaware General Corporation Law, as from time to time amended and including any successor statute of similar import.

         "Delaware Limited Liability Company Act" shall mean the Delaware Limited Liability Company Act, as from time to time amended and including any successor statute of similar import.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean, with respect to Seller, any corporation or other trade or business under common control with Seller (within the meaning of Section 414 (b) and (c) of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA).

         "Exchange Act" shall mean the Securities Exchange Act 1934, as amended (including any successor statute).

         "GAAP" shall mean United States generally accepted accounting principles as in effect at the time of application thereof in accordance with the provisions of this Agreement.

         "Governmental Authority" shall mean any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranties" shall mean (i) the Guaranty, dated as of the Closing Date, executed by HM in favor of RPC in order to guaranty the payment of the principal of and interest on the Excluded Subsidiary Promissory Note and (ii) the Guaranty, dated as of the Closing Date, executed by RPCWV in favor of RPC in order to guaranty the payment of the principal of and interest on the Excluded Subsidiary Promissory Note, in the respective forms attached hereto as Exhibit G.

         "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).

         "Intellectual Property Rights" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vi) other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute thereto.

         "Limited Liability Company Agreement" shall mean, with respect to any limited liability company, the limited liability company agreement (or similar governing document) of such limited liability company.

         "Management Agreement" shall mean the Management Agreement, dated as of the Closing Date, to be entered into among Acquisition Sub, the Seller, HM and RPCWV, in the form attached as Exhibit F.

         "Material Adverse Change" shall mean, when used with respect to a party to this Agreement or any other Person, an actual or prospective material adverse change in the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of such party or Person.

         "Material Adverse Effect" shall mean, when used with respect to a party to this Agreement or any other Person, an actual or prospective material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of such party or Person.

         "Partnership Agreement" shall mean, with respect to any partnership, the partnership agreement of such partnership, as in effect on the Closing.

         "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

         "Representative" shall mean, with respect to a Person, the Affiliates of such Person, and its and their respective stockholders, partners, members, officers, directors, employees, agents and representatives.

         "Republic Group Companies" shall mean (i) Republic Gypsum Company, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Republic Gypsum Company, an Oklahoma corporation, (ii) Republic Paperboard Company, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Republic Paperboard Company, a Kansas corporation,
(iii) LaPorte Minerals Corporation, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, LaPorte Minerals Corporation, an Indiana corporation, (iv) Hollis & Eastern Railroad Company, a

Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Hollis & Eastern Railroad Company, an Oklahoma corporation, (v) Republic Fiber Company, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Republic Fiber Company, a Kansas corporation, (vi) Republic Paperboard Company of West Virginia, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Republic Paperboard Company of West Virginia, a West Virginia corporation, and (vii) Resource Control, Inc. Merger Subsidiary, a Delaware corporation, including for all periods prior to the consummation of the Reincorporation Transactions its predecessor, Resource Control, Inc., a Kansas corporation. The term "Republic Group Companies" shall also include for all periods after the consummation of the Preacquisition Transactions the successors to the aforementioned companies resulting from such transactions.

         "Retained Companies" shall mean all of the Republic Group Companies other than the Target Companies and the Target Subsidiaries.

         "Securities Act" shall mean the Securities Act 1933, as amended (including any successor statute).

         "Security Documents" shall mean (i) the Pledge and Security Agreement, dated as of the Closing Date, between the Seller and RPC, (ii) the Security Agreement, dated as of the Closing Date, between HM and RPC, (iii) the Security Agreement, dated as of the Closing Date, between RPCWV and RPC, (iv) the Mortgage and Security Agreement, dated as of the Closing Date, executed by HM in favor of RPC and (v) the Deed of Trust, dated as of the Closing Date, executed by RPCWV in favor of RPC, which documents secure the obligations of the Seller in respect of the Excluded Subsidiary Sale Promissory Note or the obligation of HM or RPCWV in respect of the Guaranties, as the case may be, in the respective forms attached hereto as Exhibit H.

         "Senior Subordinated Note Indenture" shall mean the Indenture, dated as of July 15, 1998, between the Seller and the Trustee.

         "Senior Subordinated Notes" shall mean the Senior Subordinated Notes due 2008 in the aggregate principal amount of $100,000,000 issued under the Senior Subordinated Note Indenture.

         "Subsidiary" shall mean, with respect to any Person, (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly (whether through one or more Subsidiaries or otherwise) by such Person or (ii) any partnership, limited liability company or other unincorporated entity of which such Person or any of its Subsidiaries is a general partner or manager or of which such Person directly or indirectly (whether through one or more Subsidiaries or otherwise) owns partnership interests, limited liability company interests or other similar ownership interests which entitle it to receive more than 50% of the distributions made by such partnership, limited liability company or other entity.

         "Supplemental Indenture" shall mean the supplemental indenture, to be dated as of the Closing Date, to be entered into between the Seller, Acquisition Sub and the Trustee in connection with the Acquisition Transactions as contemplated by Section 8.01 of the Senior Subordinated Note Indenture in order to evidence the assumption by Acquisition Sub of all of the obligations of the Seller under the Senior Subordinated Notes and the Senior Subordinated Note Indenture, in the form attached as Exhibit I.

         "Tax Returns" shall mean any federal, state and local returns, declarations, reports, claims for refund and informational returns or statements (including statements and filings relating to employee benefit plans) relating to Taxes, including any schedules or attachments thereto.

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments (including, but not limited to, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any Tax.

         "Trademark Assignments" shall mean (i) the Trademark Assignment, dated as of the Closing Date, to be executed by the Seller in favor of RGC and (ii) the Trademark Assignment, dated as of the Closing Date, to be executed by the Seller in favor of RFC, in the respective forms attached as Exhibit C.

         "Transactions" shall mean the transactions contemplated by this Agreement, including, but not limited to, the Preacquisition Transactions and Acquisition Transactions.

         "Transition Services Agreement" shall mean the Transition Services Agreement, dated as of the Closing Date, to be entered into between the Seller and Acquisition Sub, in the form attached as Exhibit E.

         "Trustee" shall mean UMB Bank, N.A., as trustee under the Subordinated
Note Indenture.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended, and any successor statute thereto.

         (b) Each of the terms set forth below has the meaning specified in the provision set forth opposite such term in the following table:

TERM                                                           PROVISION
----                                                           ---------
Accession Agreements                                           Section 2.2
Acquisition Sub                                                Introductory Paragraph
Acquisition Transactions                                       Section 2.5
Assignments                                                    Section 2.2
CXP                                                            Introductory paragraph
Claims                                                         Section 8.3
Closing                                                        Section 3.1
Closing Effective Time                                         Section 2.1
Commonly Controlled Entity                                     Section 4.18(a)
Conversion Transactions                                        Section 1.1
Default                                                        Section 4.14
Environmental Claims                                           Section 4.16
Environmental Laws                                             Section 4.16
Event of Default                                               Section 4.14
Excluded Subsidiary Sale                                       Section 1.2
Excluded Subsidiary Sale Promissory Note                       Section 1.2
Financial Statements                                           Section 4.8
H&ERR                                                          Recitals
H&ERR Merger                                                   Section 1.1
HM                                                             Section 1.2
Hutchinson Contribution                                        Section 1.2
Indemnified Party                                              Section 8.3(a)
Indemnifying Party                                             Section 8.3(a)
LPMC                                                           Recitals
Leased Property                                                Section 4.15(b)
Owned Property                                                 Section 4.15(b)
Pension Plan                                                   Section 4.18(a)
Permitted Liens                                                Section 4.15(a)
Preacquisition Transactions                                    Section 1.3
Premier                                                        Recitals
Premier Partners                                               Recitals
Premier/Republic Merger                                        Recitals
Premier/Republic Merger Agreement                              Recitals
Purchase Price                                                 Section 2.3
Purchaser Claims                                               Section 8.1
Purchasers                                                     Introductory paragraph
RCI                                                            Recitals
RFC                                                            Recitals
RGC                                                            Recitals
RGCH                                                           Recitals

TERM                                                           PROVISION
----                                                           ---------
RGCO                                                           Recitals
RPC                                                            Recitals
RPCWV                                                          Recitals
Reincorporation Transactions                                   Section 1.1
Securities                                                     Recitals
Seller Benefit Plans                                           Section 4.18(a)
Seller Claims                                                  Section 8.2
Seller Plans                                                   Section 4.18(h)
Seller                                                         Introductory paragraph
Target Companies                                               Recitals
Target Property                                                Section 4.15(b)
Target Subsidiaries                                            Recitals
Third-Party Claims                                             Section 8.3
WARN Obligations                                               Section 6.4(g)
Welfare Plan                                                   Section 4.18(a)

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1. Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby or thereby shall be borne and paid solely by the party incurring such fees and expenses.

         SECTION 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (i) by delivery in person, (ii) by registered or certified mail (return receipt requested and with postage prepaid thereon), (iii) by overnight mail or courier service or
(iv) by facsimile transmission to the parties at the following addresses (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 11.2):

                  if to the Purchasers:

                  Centex Construction Products, Inc.
                  2728 North Harwood
                  Dallas, Texas 75201
                  Facsimile: (214) 981-6559
                  Attention: President and Chief Executive Officer with a copy to:

                  Baker Botts L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Facsimile: (214) 953-6503
                  Attention: Geoffrey L. Newton

                  If to the Seller:

                  Republic Group LLC
                  P.O. Box 1307
                  Hutchinson, Kansas 67504
                  Facsimile: (316) 727-2727
                  Attention: President

                  with a copy to:

                  Andrews & Kurth L.L.P.
                  4200 Chase Tower
                  Houston, Texas 77002
                  Facsimile: (713) 220-4285
                  Attention: Paul J. Pipitone

All notices, requests, claims, demands and other communications hereunder that are addressed as provided in or pursuant to this Section 11.2 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, (c) if delivered by overnight mail or courier service, upon delivery, and (d) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate electronic confirmation.

         SECTION 11.3. Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 11.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. All Exhibits and Schedules hereto and certificates, opinions and other documents delivered in accordance with the provisions hereof are expressly made a part of this Agreement.

         SECTION 11.5. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). No party may assign this Agreement, directly or indirectly, collaterally or otherwise, without the prior written consent of each of the other parties hereto, which consent may be granted or withheld in the sole discretion of each such other party; provided, however, that a Purchaser may assign this Agreement or its rights hereunder to any wholly owned Subsidiary of the Purchasers without the consent of any other party (it being understood and agreed that, if the assignee ceases to be a wholly owned Subsidiary of the Purchasers after the date of the assignment, such event shall be treated as an unauthorized assignment by the applicable Purchaser for purposes of this Section 11.5). It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of this Section 11.5 shall be null and void.

         SECTION 11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

         SECTION 11.7. Severability. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

         SECTION 11.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof and thereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

         SECTION 11.9. Public Announcements. The Seller and the Purchasers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of each of the other parties, except as may be required by law or pursuant to any listing agreement, rule or regulation of any national securities exchange or automated quotation system upon which the securities of such party are traded.

         SECTION 11.10. Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

         SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                       REPUBLIC GROUP LLC



                                       By: /s/ LARRY J. AUSTIN
                                          --------------------------------------
                                       Name: Larry J. Austin
                                            ------------------------------------
                                       Title: President
                                             -----------------------------------

                                       CENTEX CONSTRUCTION
                                         PRODUCTS, INC.



                                       By: /s/ ARTHUR R. ZUNKER, JR.
                                          --------------------------------------
                                       Name: Arthur R. Zunker, Jr.
                                            ------------------------------------
                                       Title: Senior Vice President-Finance
                                              and Treasurer
                                             -----------------------------------


                                       REPUBLIC HOLDING
                                         CORPORATION



                                       By: /s/ ARTHUR R. ZUNKER, JR.
                                          --------------------------------------
                                       Name: Arthur R. Zunker, Jr.
                                            ------------------------------------
                                       Title: Senior Vice President-Finance
                                              and Treasurer
                                             -----------------------------------